UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 5, 2009

Great Wolf Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51064	51-0510250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 West Washington Ave, Madison, Wisconsin		53703
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-661-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On May 5, 2009, during an earnings call that was broadcast telephonically and via the internet, James Calder, Chief Financial Officer of the registrant, disclosed the following information:

"The mid point of our adjusted EBITDA guidance for the full year is about 63 million, and we had $15 million of adjusted EBITDA in Q1. So we project about $48 million of adjusted EBITDA for Q2 through Q4. For Q2 to Q4, we project total debt service, interest and principal, including the required $15 million principal pay-down on the Mason debt, of about $47 million. We project having about $7 million of maintenance or routine capex at our existing properties during Q2 through Q4. And our total cash obligation related to completing the Grapevine [resort expansion] ... is about $2 million.

These items represent all the major cash inflows and outflows we currently project for the remainder of 2009. We entered Q2 with unrestricted cash of about $18 million, and the items described above total an estimated approximately cash outflow of about $8 million from Q2 through Q4. So again, absent any significant downturn in our expected operating results, we believe we will have sufficient liquidity to operate our business for the remainder of 2009."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

May 11, 2009	By:	J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary